UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 25, 2013

EMMIS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA

(State of incorporation or organization)

0-23264

(Commission file number)

35-1542018

(I.R.S. Employer

Identification No.)

ONE EMMIS PLAZA

40 MONUMENT CIRCLE

SUITE 700

INDIANAPOLIS, INDIANA 46204

(Address of principal executive offices)

(317) 266-0100

(Registrant’s Telephone Number,

Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On February 25, 2013, Emmis Communications Corporation, through its subsidiaries, sold its 98% ownership interest in a national radio network in Slovakia to Bauer Media Group, a German company, for approximately 16 million Euros (approximately $21 million), inclusive of payments for working capital. $18 million of the net proceeds were used to reduce amounts outstanding under Emmis’ senior credit facility. The remaining net proceeds, after transaction costs, are being retained in Europe and will be used to help fund the costs associated with Emmis’ Hungarian legal claim before the International Centre for Settlement of Investment Disputes. The transaction includes customary representations, warranties and covenants. In calendar 2012, this entity reported net revenues and EBITDA of approximately $10.4 million and $3.2 million, respectively.

The foregoing description of the transaction does not purport to be a complete statement of the parties’ rights and obligations under the share purchase deed and is qualified in its entirety by reference to the share purchase deed, which is filed with this report as Exhibit 10.1.

ITEM 2.02.	Completion of Acquisition of Disposition of Assets.

The disclosure set forth under Item 1.01 above is incorporated by reference into this Item 2.02.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

EXHIBIT #	DESCRIPTION

10.1	Share Purchase Deed, dated February 25, 2013, among Emmis International Holding B.V., Eva Babitzova, Bauer Ausland 1 GMBH, and Heinrich Bauer Verlag KG.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION

Date:	February 27, 2013	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary

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